N-SAR Exhibit Item 77Q1
RESTATED INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of the 1st day of November, 2013, by and between Panorama Series Fund (the “Company”) on behalf of its International Growth Fund/VA (the “Fund”), and OFI Global Asset Management, Inc. (“OFI GLOBAL”).
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WHEREAS, the Fund is an open-end, diversified management investment company registered as such with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940, as amended (the "Investment Company Act"), and OFI GLOBAL is an investment adviser registered as such with the Commission under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Company desires that OFI GLOBAL shall act as its investment advisor pursuant to this Agreement, which restates the Restated Investment Advisory Agreement dated January 1, 2013 by and between the Company and OFI GLOBAL for the Fund;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, it is agreed by and between the parties, as follows:

1.           General Provisions.

The Fund hereby employs OFI GLOBAL and OFI GLOBAL hereby undertakes to act as the investment adviser of the Fund and to perform for the Fund such other duties and functions as are hereinafter set forth.  OFI GLOBAL shall, in all matters, give to the Fund and its Board of Trustees the benefit of its best judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to enable the Fund to conform to (i) the provisions of the Investment Company Act and any rules or regulations thereunder; (ii) any other applicable provisions of state or federal law; (iii) the provisions of the Company’s Declaration of Trust and By-Laws as amended from time to time; (iv) policies and determinations of the Board of Trustees of the Company; (v) the fundamental policies and investment restrictions of the Fund as reflected its registration statement under the Investment Company Act or as such policies may, from time to time, be amended by the Fund’s shareholders; and (vi) the Prospectus and Statement of Additional Information of the Fund in effect from time to time.  The appropriate officers and employees of OFI GLOBAL shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Company with respect to any matters dealing with the business and affairs of the Fund including the valuation of any of the Fund’s portfolio securities which are either not registered for public sale or not being traded on any securities market.

2.	Investment Management.

(a)         OFI GLOBAL shall, subject to the direction and control by the Company’s Board of Trustees, (i) regularly provide, alone or in consultation with any subadvisor or subadvisors appointed pursuant to this Agreement and subject to the provisions of any investment subadvisory agreement respecting the responsibilities of such subadvisor or subadvisors, investment advice and recommendations to the Fund with respect to its investments, investment policies and the purchase and sale of securities; (ii) supervise continuously the investment program of the Fund and the composition of its portfolio and determine what securities shall be purchased or sold by the Fund; and (iii) arrange, subject to the provisions of paragraph “7” hereof, for the purchase of securities and other investments for the Fund and the sale of securities and other investments held in the portfolio of the Fund.

(b)         Provided that the Fund shall not be required to pay any compensation other than as provided by the terms of this Agreement and subject to the provisions of paragraph “7” hereof, OFI GLOBAL may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

(c)         Provided that nothing herein shall be deemed to protect OFI GLOBAL from willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the Agreement, OFI GLOBAL shall not be liable for any loss sustained by reason of good faith errors or omissions in connection with any matters to which this Agreement relates.

(d)         Nothing in this Agreement shall prevent OFI GLOBAL or any officer thereof from acting as investment adviser for any other person, firm or corporation and shall not in any way limit or restrict OFI GLOBAL or any of its directors, officers or employees from buying, selling or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by OFI GLOBAL of its duties and obligations under this Agreement and under the Investment Advisers Act of 1940.

3.           Other Duties of OFI GLOBAL.

OFI GLOBAL shall, at its own expense, employ, and supervise the activities of, all administrative and clerical personnel or other firms, agents or contractors, as shall be required to provide effective corporate administration for the Fund, including the compilation and maintenance of such records with respect to its operations as may reasonably be required (other than those the Fund’s custodian or transfer agent is contractually obligated to compile and maintain); the preparation and filing of such reports with respect thereto as shall be required by the Commission; composition of periodic reports with respect to its operations for the shareholders of the Fund; composition of proxy materials for meetings of the Fund’s shareholders and the composition of such registration statements as may be required by federal securities laws for continuous public sale of shares of the Fund.  OFI GLOBAL shall, at its own cost and expense, also provide the Fund with adequate office space, facilities and equipment.

4.           Allocation of Expenses.

All other costs and expenses not expressly assumed by OFI GLOBAL under this Agreement, or to be paid by the principal distributor of the shares of the Fund, shall be paid by the Fund, including, but not limited to: (i) interest and taxes; (ii) brokerage commissions; (iii) premiums for fidelity and other insurance coverage requisite to its operations; (iv) the fees and expenses of its Trustees; (v) legal and audit expenses; (vi) custodian and transfer agent fees and expenses; (vii) expenses incident to the redemption of its shares; (viii) expenses incident to the issuance of its shares against payment therefore by or on behalf of the subscribers thereto; (ix) fees and expenses, other than as hereinabove provided, incident to the registration under federal securities laws of shares of the Fund for public sale; (x) expenses of printing and mailing reports, notices and proxy materials to shareholders of the Fund; (xi) except as noted above, all other expenses incidental to holding meetings of the Fund’s shareholders; and (xii) such extraordinary non-recurring expenses as may arise, including litigation, affecting the Fund and any obligation which the Fund may have to indemnify its officers and Trustees with respect thereto.  Any officers or employees of OFI GLOBAL or any entity controlling, controlled by or under common control with OFI GLOBAL, who may also serve as officers, Trustees or employees of the Fund shall not receive any compensation from the Fund for their services.

5.           Compensation of OFI GLOBAL.

The Fund agrees to pay OFI GLOBAL and OFI GLOBAL agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee computed on the aggregate net assets value of the Fund as of the close of each business day and payable monthly at the annual rates set for the in Appendix A.

6.           Use of Name “Oppenheimer.”

OFI GLOBAL hereby grants to the Fund a royalty-free, non-exclusive license to use the name “Oppenheimer” in the name of the Fund for the duration of this Agreement and any extensions or renewals thereof. To the extent necessary to protect OFI GLOBAL’s rights to the name “Oppenheimer” under applicable law, such license shall allow OFI GLOBAL to inspect, and subject to control by the Fund’s Board of Trustees, control the name and quality of services offered by the Fund under such name.  Such license may, upon termination of this Agreement, be terminated by OFI GLOBAL, in which event the Fund shall promptly take whatever action may be necessary to change its name and discontinue any further use of the name “Oppenheimer” in the name of the Fund or otherwise. The name “Oppenheimer” may be used or licensed by OFI GLOBAL in connection with any of its activities, or licensed by OFI GLOBAL to any other party.

7.           Portfolio Transactions and Brokerage.

(a)         OFI GLOBAL is authorized, in arranging the Fund’s portfolio transactions, to employ or deal with such members of securities or commodities exchanges, brokers or dealers  including “affiliated” broker dealers (as that term is defined in the Investment Company Act) (hereinafter “broker-dealers”), as may, in its best judgment, implement the policy of the Fund to obtain, at reasonable expense, the “best execution” (prompt and reliable execution at the most favorable security price obtainable) of the Fund’s portfolio transactions as well as to obtain, consistent with the provisions of subparagraph “(c)” of this paragraph “7,” the benefit of such investment information or research as may be of significant assistance to the performance by OFI GLOBAL of its investment management functions.

(b)         OFI GLOBAL shall select broker-dealers to effect the Fund’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions.  The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by OFI GLOBAL on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund.

(c)         OFI GLOBAL shall have discretion, in the interests of the Fund, to allocate brokerage on the Funds portfolio transactions to broker-dealers (other than affiliated broker-dealers) qualified to obtain best execution of such transactions who provide brokerage and/or research services (as such services are defined in Section 28(e)(3) of the Securities Exchange Act of 1934) for the Fund and/or other accounts for which OFI GLOBAL and its affiliates exercise “investment discretion” (as that term is defined in Section 3(a)(35) of the Securities Exchange Act of 1934) and to cause the Fund to pay such broker-dealers a commission for effecting a portfolio transaction for the Fund that is in excess of the amount of commission another broker-dealer adequately qualified to effect such transaction would have charged for effecting that transaction, if OFI GLOBAL determines, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of OFI GLOBAL and its investment advisory affiliates with respect to the accounts as to which they exercise investment discretion.  In reaching such determination, OFI GLOBAL will not be required to place or attempt to place a specific dollar value on the brokerage and/or research services provided or being provided by such broker-dealer.  In demonstrating that such determinations were made in good faith, OFI GLOBAL shall be prepared to show that all commissions were allocated for the purposes contemplated by this Agreement and that the total commissions paid by the Fund over a representative period selected by the Fund’s Trustees were reasonable in relation to the benefits to the Fund.

(d)         OFI GLOBAL shall have no duty or obligation to seek advance competitive bidding for the most favorable commission rate applicable to any particular portfolio transactions or to select any broker-dealer on the basis of its purported or “posted” commission rate but will, to the best of its ability, endeavor to be aware of the current level of the charges of eligible broker-dealers and to minimize the expense incurred by the Fund for effecting its portfolio transactions to the extent consistent with the interests and policies of the Fund as established by the determinations of the Board of Trustees and the provisions of this paragraph “7.”

(e)         The Fund recognizes that an affiliated broker-dealer (i) may act as one of the Fund’s regular brokers so long as it is lawful for it so to act; (ii) may be a major recipient of brokerage commissions paid by the Fund; and (iii) may effect portfolio transactions for the Fund only if the commissions, fees or other remuneration received or to be received by it are determined in accordance with procedures contemplated by any rule, regulation or order adopted under the Investment Company Act for determining the permissible level of such commissions.

8.           Duration.

This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to paragraph 9 hereof, this Agreement shall continue in effect from year to year, so long as such continuance shall be approved at least annually in the manner contemplated by Section 15 of the Investment Company Act.

9.           Termination.

This Agreement may be terminated (i) by OFI GLOBAL at any time without penalty upon giving the Fund sixty days’ written notice (which notice may be waived by the Fund); or (ii) by the Fund at any time without penalty upon sixty days’ written notice to OFI GLOBAL (which notice may be waived by OFI GLOBAL) provided that such termination by the Fund shall be directed or approved by the vote of a majority of all of the Trustees of the Fund then in office or by the vote of the holders of a “majority” (as defined in the Investment Company Act) of the outstanding voting securities of the Fund.

10.           Assignment or Amendment.

This Agreement may not be amended without the affirmative vote or written consent of the holders of the “majority” of the outstanding voting securities of the Fund and shall automatically and immediately terminate in the event of its “assignment,” as defined in the Investment Company Act.

11.           Disclaimer of Shareholder Liability.

OFI GLOBAL understands that the obligations of the Fund under this Agreement are not binding upon any Trustee or shareholder of the Fund personally, but bind only the Fund and the Fund’s property.  OFI GLOBAL represents that it has notice of the provisions of the Company’s Declaration of Trust disclaiming shareholder liability for acts or obligations of the Fund.

12.	Definitions.

The terms and provisions of this Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions of the Investment Company Act.

PANORAMA SERIES FUND
on behalf of International Growth Fund/VA

By:           /s/ Brian W. Wixted
Brian W. Wixted
Treasurer

OFI GLOBAL ASSET MANAGEMENT, INC.

By:           Arthur P. Steinmetz
Arthur P. Steinmetz
Vice President and Director

The Fund agrees to pay OFI GLOBAL and OFI GLOBAL agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee computed on the aggregate net assets of the Fund as of the close of each business day payable monthly at the following annual rates:

International Growth Fund/VA:

Net Asset ValueAnnual Rate

First $250,000,000 1.00%
Next $250,000,000 0.90%
Amount over $500,000,000………………………………………………………………….0.85%